Exhibit 15
October 27, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated October 27, 2010 on our review of condensed consolidated interim financial information of UniSource Energy Corporation (the “Company”) for the three and nine month periods ended September 30, 2010 and 2009 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 is incorporated by reference in the Company’s Registration Statements on Form S-8 dated January 6, 1998 (No. 333-43765), January 6, 1998 (No. 333-43767), January 6, 1998 (No. 333-43769), May 21, 1998 (No. 333-53309), May 21, 1998 (No. 333-53333), September 9, 2002 (No. 333-99317), January 31, 2007 (No. 333-140353), and December 30, 2008 (No. 333-156491) and on Form S-3 dated February 21, 2003 (Nos. 333-103392), September 22, 2005 (No. 333-126141, and May 14, 2009 (No. 333-159244).
Very truly yours,

/s/ PricewaterhouseCoopersLLP
PricewaterhouseCoopers LLP